Registered Number: 4220381

THE COMPANIES ACTS

NGG FINANCE plc
(the “Company”)

PUBLIC COMPANY LIMITED BY SHARES

RESOLUTIONS IN WRITING

In accordance with Regulation 53 of Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (as amended) as incorporated in the Company’s Articles of Association, we, being all the members of the Company who would, at the date of these resolutions have been entitled to vote upon them if they had been proposed at a general meeting at which we were present, HEREBY RESOLVE in writing as follows:

SPECIAL RESOLUTIONS
  THAT:-
  the authorised share capital of the Company be and is hereby increased from £1,650,000 divided into 1,650,000 ordinary shares of £1 each and US$281,000,000 divided into 68,500,000 “Class A” redeemable preference shares of US$1 each and 212,500,000 “Class B” redeemable preference shares of US$1 each to £1,650,000 divided into 1,650,000 ordinary shares of £1 each and US $513,616,413 divided into 68,500,000 “Class A” redeemable preference shares of US$1 each and 212,500,000 “Class B” redeemable preference shares of US$1 each and 2,326,164,136 “Class C” redeemable preference shares of US$0.10 each by the creation of 2,326,164,136 “Class C” redeemable preference shares of US$0.10 each having the rights and subject to the restrictions set out in the articles of association of the Company to be adopted pursuant to resolution 2 below;
  the directors be and are hereby generally and unconditionally authorised to exercise all powers of the Company to allot relevant securities (as defined for the purposes of section 80 of the Companies Act 1985) up to an aggregate nominal amount of $232,616,413.60 provided that this authority shall expire on the date being five years after the passing of this resolution unless renewed, varied or revoked by the Company in general meeting save that the Company may before such expiry or the expiry of any renewal of this authority make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such offer or agreement as if this authority had not expired;
  the directors be and are hereby empowered pursuant to section 95 of the Companies Act 1985 to allot equity securities (as defined in section 94(2) of the Companies Act 1985) for cash pursuant to the general authority conferred on them by paragraph (b) above as if section 89(1) of the Companies Act 1985 did not apply to such allotment provided that this power shall be limited to the allotment of equity securities for cash up to an aggregate nominal amount of US$232,616,413.60 and this power shall expire on the date being five years after the passing of this resolution except that the directors shall be entitled, at any time prior to the expiry of this power, to make any offer or agreement which would or might require equity securities to be allotted after such expiry and to allot equity securities in accordance with such offer or agreement as if the power conferred hereby had not expired.
  THAT the regulations contained in the document attached hereto (for the purpose of identification marked “A”) be approved and adopted as the articles of association of the Company in substitution for and to the exclusion of the existing articles of association of the Company.

Dated: 18 March 2004

            __________________________                    __________________________
            as authorised representative for                      as authorised representative for
            National Grid Transco plc                              NGT Nominees Limited

Registered No: 4220381

The Companies Acts
Public Company Limited by Shares

ARTICLES OF ASSOCIATION
of
NGG FINANCE plc

(Adopted by a resolution passed in writing
on 18 March 2004)

Table of Contents

The Companies Acts
Public Company Limited by Shares

ARTICLES OF ASSOCIATION
of
NGG FINANCE plc

DEFINITIONS AND INTERPRETATION
1. Definitions
In these Articles and the applicable regulations of Table A (as defined below) the following words and expressions have the meanings set opposite them:
“Act”
the Companies Act 1985 and any reference herein to any provision of the Act shall be deemed to include a reference to any statutory modification or re-enactment of that provision for the time being in force

“Committee”	a committee of the board of directors of the Company duly appointed pursuant to these Articles
“Statutes”	every statute (including any statutory instrument, order, regulation or subordinate legislation made under it) for the time being in force concerning companies and affecting the Company
“Table A”	Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 as amended by the Companies (Tables A to F) (Amendment) Regulations 1985
“these Articles”	these articles of association as originally adopted or as altered from time to time

Words importing the singular number include the plural number and vice versa, words importing one gender include all genders and words importing persons include bodies corporate and unincorporated associations. Headings to these Articles are inserted for convenience and shall not affect their construction.
2. Table A
The regulations contained in Table A shall apply to the Company except in so far as they are excluded by or are inconsistent with these Articles. Regulations 8, 24, 41, 65, 67, 73 to 78 (inclusive), 80, 94 to 98 (inclusive), 101 and 118 of Table A shall not apply to the Company.

SHARE CAPITAL
3. Shares
3.1 The authorised share capital of the Company at the date of the adoption of these Articles is denominated into £1,650,000 divided into 1,650,000 ordinary shares of £1 each (the “Ordinary Shares”) and US$513,616,413.60 divided into 68,500,000 Class A Redeemable Preference Shares of US$1 each and 212,500,000 Class B Redeemable Preference Shares of US$1 each and 2,326,164,136 Class C Redeemable Preference Shares of US$0.10 each (together the “Redeemable Preference Shares”). The Redeemable Preference Shares shall rank pari passu in all respects with each other except as otherwise provided by these Articles.
3.2 The rights attributable to the Redeemable Preference Shares and the limitations and restrictions to which they are subject are as follows:

Income

(a) The Class A Redeemable Preference Shares, the Class B Redeemable Preference Shares and the Class C Redeemable Preference Shares shall confer upon the holders thereof as separate classes the right in priority to any payment by way of dividend of the Company to receive the Class A Preferential Dividend (in respect of the Class A Redeemable Preference Shares), the Class B Preferential Dividend (in respect of the Class B Redeemable Preference Shares) and the Class C Preferential Dividend (in respect of the Class C Redeemable Preference Shares) (together the “Preferential Dividends”) in respect of each Accrual Period. No dividend shall be paid to the holders of the Ordinary Shares in respect of any Accrual Period unless and until the Preferential Dividends (if any) in respect of that Accrual Period have been paid in full together with a sum equal to any arrears, deficiency and accruals of the Preferential Dividends.
(b) Subject to the provisions of the Act the Preferential Dividends shall:
(i) be paid in US Dollars on 18 March and 18 September in each year, 18 September 2002 being the first payment date in respect of the Class A Redeemable Preference Shares, 18 September 2003 being the first payment date in respect of the Class B Redeemable Preference Shares and 18 September 2004 being the first payment date in respect of the Class C Redeemable Preference Shares; and
(ii) without any resolution passed by either the directors or by the Company in general meeting (and notwithstanding anything contained in regulations 102 to 108 (inclusive) of Table A) accrue from day to day, and on 18 March, and18 September and thereafter on each successive 18 March and 18 September become a debt due from and immediately payable by the Company to the holders of the Redeemable Preference Shares pro rata according to the number of Redeemable Preference Shares held by each such shareholder, as the case may be.

Redemption

(c) Subject to the Act the Class A Redeemable Preference Shares shall be redeemed by the Company as follows:
(i) upon the Company giving prior notice in writing to the holder of the Class A Redeemable Preference Shares at any time on or after 18 March 2003 but not later than 18 March 2008; or
(ii) without notice, on 18 March 2008.
(d) Subject to the Act the Class B Redeemable Preference Shares shall be redeemed by the Company as follows:
(i) upon the Company giving prior notice in writing to the holder of the Class B Redeemable Preference Shares at any time on or after 18 March 2004 but not later than 18 March 2008; or
(ii) without notice, on 18 March 2008.
(e) Subject to the Act the Class C Redeemable Preference Shares shall be redeemed by the Company as follows:
(i) upon the Company giving prior notice in writing to the holder of the Class C Redeemable Preference Shares at any time on or after 18 March 2005 but not later than 18 March 2009; or
(ii) without notice, on 18 March 2009
(f) Where Redeemable Preference Shares are to be redeemed by prior written notice given by the Company the notice to be given (the “Redemption Notice”) shall specify the particular Redeemable Preference Shares the subject of the notice and the date (which shall be in accordance with the provisions of the Act) fixed for their redemption.
(g) Where the Company has given a Redemption Notice, the Company shall be entitled to withdraw it upon giving a further notice to that effect to the relevant holder of the Redeemable Preference Shares at any time before the redemption takes place.
(h) Where a Redemption Notice has been duly given and has not been withdrawn, or where Redeemable Preference Shares are to be redeemed in accordance with article 3.2(c)(ii), article 3.2(d)(ii) or article 3.2(e)(ii) above, the Company shall be obliged, subject to having sufficient available profits or other monies which may be lawfully applied for such redemption, to redeem in full the relevant number of Redeemable Preference Shares on the date fixed for their redemption and to pay to the relevant holder of the relevant Redeemable Preference Shares an amount in US Dollars equal to the amount of the share capital and share premium paid up on subscription and all such redemption monies shall, subject to the Company having available profits or other monies which may be lawfully applied for such redemption, at that time become a debt due from and immediately payable by the Company to the holders of such Redeemable Preference Shares. If and to the extent that the debt so constituted is not paid in full on the due date, the unpaid amount shall carry interest at an annual rate calculated as 0.5 per cent. above the one month LIBOR rate for US Dollars as taken from the British Banker Association 11.00am fixings and reset on a daily basis in respect of the period from and including the due date down to and including the date of actual payment.
(i) If the Company is unable, because of having insufficient available profits or other monies which may be lawfully applied for such redemption, to redeem in full the relevant number of Redeemable Preference Shares on the date fixed for redemption, the Company shall redeem as many of such Redeemable Preference Shares as can lawfully and properly be redeemed and (unless the Redemption Notice is first withdrawn in respect of the remaining Redeemable Preference Shares) the Company shall redeem the balance as soon as it is lawfully and properly able to do so.
(j) On the date fixed for redemption, each of the holders of Redeemable Preference Shares falling to be redeemed shall be bound to deliver to the Company, at the Company’s registered office, the certificate(s) for such Redeemable Preference Shares (or an indemnity, in a form reasonably satisfactory to the directors, in respect of any lost certificate(s)) in order that the same may be cancelled. Upon such delivery, the Company shall pay to the holder (or, in the case of any joint holders, to the holder whose name stands first in the Company’s register of members in respect of such Redeemable Preference Shares) the amount due to it in respect of such redemption against delivery of a proper receipt for the redemption monies.
Capital

(k) On a return of capital on winding-up or capital reduction or otherwise, the holders of the Redeemable Preference Shares shall be entitled, in priority to any payment to the holders of any other class of shares, to the repayment in US Dollars of a sum equal to the amount of the share capital and share premium paid up on subscription, together with a sum equal to all arrears or accruals (if any) of the Preferential Dividends irrespective of whether or not such dividend has been declared or earned or become due and payable, to be calculated down to and including the date of commencement of the winding-up (in the case of a winding-up) or the return of capital (in any other case). The holders of the Redeemable Preference Shares shall not be entitled to any further right of participation in the assets of the Company.
Listing or Sale

(l) Not later than immediately prior to the time of Listing or the completion of a Sale, any holder of a Redeemable Preference Share shall sell all of the Redeemable Preference Shares held by him (free from all liens, charges, encumbrances and third party rights then attaching thereto) to the holders of the Ordinary Shares and the holders of the Ordinary Shares shall purchase such Redeemable Preference Shares in proportion (as nearly as may be) to their existing holdings of Ordinary Shares;
(m) the price to be paid by the holders of the Ordinary Shares for acquiring each Redeemable Preference Share shall be an amount equal to the amount which a holder of a Redeemable Preference Share would have received upon a winding up under paragraph (i) above;
(n) if any holder of a Redeemable Preference Share fails to transfer any of the Redeemable Preference Shares held by him in accordance with paragraph (j) above, the directors may authorise any person to execute and deliver on his behalf the necessary stock transfer form and the Company shall receive the purchase price on behalf of the holder of any Redeemable Preference Shares who has not transferred his Redeemable Preference Shares and cause the purchaser to be registered as the holder of such Redeemable Preference Shares (subject to payment of any stamp duty). The receipt of the Company for the purchase money shall be a good discharge to the purchaser (who shall not be bound to see to the application thereof). The holder of any Redeemable Preference Shares shall in such case be bound to deliver up his certificate for such Redeemable Preference Shares to the Company whereupon he shall be entitled to receive the purchase price without interest;
(o) on a transfer of Redeemable Preference Shares required by paragraph (j) above no member of the Company shall have any pre-emption rights whether under these Articles or otherwise; and
(p) during any period that paragraph (j) above applied to any of the Redeemable Preference Shares, those Redeemable Preference Shares may not be transferred in any other way.
Voting

(q) The holders of the Redeemable Preference Shares shall only be entitled to vote if either
(i) a resolution is to be proposed abrogating, varying or modifying any of the rights or privileges of the holders of the Redeemable Preference Shares (in which case they shall only be entitled to vote on such resolution) or
(ii) any Preferential Dividend is in arrears.

(r) Except in the circumstances set out above, the holders of the Redeemable Preference Shares shall not have the right to receive notice of, attend, speak or vote at any general meeting of the Company.
Definitions

(s) As used in this Article
“Accrual Period” means each of the periods from and including a Relevant Rate Date to the next Relevant Rate Date (but excluding that day) or in respect of an accrual period in which the Subscription Date falls, the Subscription Date to the next Relevant Rate Date (but excluding that day);

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments in US$ in London;

“Class A Dividend Rate” means the rate per annum equal to the sum of 2.6 per cent. and the Relevant Rate;

“Class B Dividend Rate” means a rate per annum of 3.89 per cent;

“Class C Dividend Rate” means a rate per annum of 3.75 per cent.;

“Listing” means the listing of any of the Company’s issued share capital on any public securities market becoming effective at a price which values each Redeemable Preference Share at not less than the nominal value of each Redeemable Preference Share and the amount of the premium paid on issue for the Redeemable Preference Share;

“Class A Preferential Dividend” means a cumulative dividend in US Dollars on the Class A Redeemable Preference Shares in respect of the relevant Accrual Period which shall accrue on each Class A Redeemable Preference Share on the amount subscribed (including any premium) at the Class A Dividend Rate on a daily basis over the relevant Accrual Period and shall be calculated on the basis of a 365 day year and the actual number of days in the relevant Accrual Period;

“Class B Preferential Dividend” means a cumulative dividend in US Dollars on the Class B Redeemable Preference Shares in respect of the relevant Accrual Period which shall accrue on each Class B Redeemable Preference Share on the amount subscribed (including any premium) at the Class B Dividend Rate on a daily basis over the relevant Accrual Period and shall be calculated on the basis of a 365 day year and the actual number of days in the relevant Accrual Period;

“Class C Preferential Dividend” means a cumulative dividend in US Dollars on the Class C Redeemable Preference Shares in respect of the relevant Accrual Period which shall accrue on each Class C Redeemable Preference Share on the amount subscribed (including any premium) at the Class C Dividend Rate on a daily basis over the relevant Accrual Period and shall be calculated on the basis of a 365 day year and the actual number of days in the relevant Accrual Period;

“Relevant Rate” means in relation to any Accrual Period the British Bankers Association US Dollar Certificate of Deposit rate established at or about 11.00am (London time) on the first day of such Accrual Period;

“Relevant Rate Date” means each of 31 March and 30 September save that if any such day is not a Business Day the next Business Day;

“Sale” means the transfer of either the whole or substantially the whole of the Company’s issued share capital or the whole or substantially the whole of the Company’s preference share capital at a price which values each Redeemable Preference Share at not less than the nominal value of each Redeemable Preference Share and the value of the premium paid on issue for the Redeemable Preference Share; and

“Subscription Date” means the date of subscription for the Redeemable Preference Shares.

3.3 Whenever the capital of the Company is divided into different classes of shares the special rights attached to any class may be varied or abrogated either while the Company is a going concern or during or in contemplation of a winding-up with the consent in writing of the holders of three-fourths of the issued shares of the class or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of that class, but not otherwise. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or the proceedings thereat shall apply mutatis mutandis except that the necessary quorum shall be one person at least holding or representing by proxy one-third in nominal amount of the issued shares of the class, any holder of shares of the class shall on a poll have one vote in respect of every share of the class held by him and any holder of shares of the class present in person or by proxy may demand a poll.

4. Directors’ power to allot shares
Subject to any direction to the contrary which may be given by the Company in general meeting, the directors are unconditionally authorised to allot, create, deal with or otherwise dispose of relevant securities (within the meaning of section 80(2) of the Act) to such persons (including any director) on such terms and at such time or times as they think fit, provided that no shares shall be issued at a discount.

5. Extent of directors’ power to allot shares
The maximum nominal amount of share capital which the directors may allot or otherwise dispose of in accordance with article 4 shall be the nominal amount of unissued share capital at the date of incorporation of the Company or such other amount as shall be authorised by the Company in general meeting.

6. Duration of directors’ power to allot shares
The authority conferred on the directors by articles 4 and 5 shall remain in force for a period of five years from the date of incorporation of the Company and thereafter provided this authority is renewed from time to time by the Company in general meeting in accordance with section 80 of the Act.

LIEN
7. Company’s lien
The Company shall have a first and paramount lien on every share for all monies (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first and paramount lien on all shares registered in the name of any person (whether solely or jointly with others) for all monies owing to the Company from him or his estate either alone or jointly with any other person whether as a member or not and whether such monies are presently payable or not. The directors may at any time declare any share to be wholly or partly exempt from the provisions of this article. The Company’s lien on a share shall extend to any amount payable in respect of it.

TRANSFER OF SHARES
8. Right to refuse registration
The directors may, in their absolute discretion and without giving any reason, decline to register any transfer of any share whether or not it is a fully paid share.

PROCEEDINGS AT GENERAL MEETINGS
9. Quorum
No business shall be transacted at any general meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum.

10. Procedure if a quorum is not present
If a quorum is not present within half an hour of the time appointed for a general meeting, the meeting, if convened on the requisition of members, shall be dissolved; in any other case it shall stand adjourned to such day and at such time and place as the directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting, the members present shall be a quorum.

11. Right to demand a poll
A poll may be demanded at any general meeting by any member (or his proxy or, in the case of a corporation, his duly authorised representative) entitled to vote thereat. Regulation 46 of Table A shall be modified accordingly.

12. Resolution in writing
A resolution in writing such as is referred to in regulation 53 of Table A executed by or on behalf of a member may be evidenced by letter, telex, cable, electronic mail, facsimile or otherwise as the directors may from time to time resolve.

13. Voting
On a show of hands or on a poll votes may be given either personally or by proxy and regulation 54 of Table A shall be construed accordingly. In the case of a member which is a corporation, a director, the secretary or other officer thereof shall be deemed to be a duly authorised representative of that corporation for the purposes of regulation 54 of Table A.

14. Proxies
An instrument appointing a proxy may, in the case of a corporation, be signed on its behalf by a director, the secretary or other officer thereof or by its duly appointed attorney or duly authorised representative. Regulation 60 of Table A shall be construed accordingly. The directors may at their discretion treat a copy of a faxed or machine made instrument appointing a proxy as an instrument of proxy. Appointment of a proxy may be accepted by the directors even if the instrument is deposited less than 48 hours before the time appointed for the meeting but this power shall not prevent the directors from requiring that 48 hours’ notice be given in any particular case. An instrument of proxy may be revoked at any time prior to the commencement of the meeting by notice of revocation given by such means as an instrument of proxy may be given under these Articles. Regulation 62 of Table A shall be construed accordingly.

15. Participation at meetings by telephone
Members (or their proxies or representatives) participating in the manner described in this article shall be deemed to be present in person and to be holding a meeting.
A member (or his proxy or representative) may participate in a meeting of the Company by means of a conference telephone or similar communicating equipment whereby all members (or their proxies or representatives) participating can hear each other. Resolutions in general meeting may be made through participation and voting by such means even though none or only some of the members (or their proxies or representatives) are physically present with each other.

ALTERNATE DIRECTORS

16. Appointment, removal and cessation
Any director (other than an alternate director) may appoint any person to be an alternate director and may remove from office an alternate director so appointed by him. An alternate director shall cease to be an alternate director if his appointor ceases to be a director.

17. Powers of an alternate director
If his appointor is for the time being unavailable or temporarily unable to act through ill health or disability, the signature of an alternate director to any resolution in writing of the directors shall be as effective as the signature of his appointor.

18. Alternate acting for more than one director
When an alternate director is also a director or acts as an alternate director for more than one director, such alternate director shall have one vote for every director so represented by him (in addition to his own vote if he is himself a director) and when so acting shall be considered as two directors for the purpose of making a quorum if the quorum exceeds two.

DELEGATION OF POWERS

19. Committees
The following sentences shall be inserted in place of the first sentence of regulation 72 of Table A:
“The directors may delegate any of their powers to any Committee consisting of one or more persons. Any Committee shall have the power unless the directors direct otherwise to co-opt as a member or as members of the Committee for any specific purpose any person or persons not being a director or directors of the Company”.

APPOINTMENT AND RETIREMENT OF DIRECTORS

20. No retirement by rotation
The directors shall not be subject to retirement by rotation and accordingly the final two sentences of regulation 79 of Table A shall not apply to the Company.

21. Casual vacancy
The Company may by ordinary resolution appoint a person who is willing to act as a director either to fill a vacancy or as an additional director.

22. Majority shareholders’ right to appoint and remove directors
Any member or members holding a majority in nominal amount of the issued ordinary share capital which confers the right to attend and vote at general meetings may at any time appoint any person to be a director, whether as an additional director or to fill a vacancy, and may remove from office any director howsoever appointed. Any such appointment or removal shall be effected by notice in writing to the Company signed by the member or members making the same or in the case of a corporate member signed by any director thereof or by any person so authorised by resolution of the directors or of any other governing body thereof. Any such appointment or removal shall take effect when the notice effecting the same is delivered to the registered office or to the secretary of the Company, or is produced at a meeting of the directors. Any such removal shall be without prejudice to any claim which a director may have under any contract between him and the Company.

23. No age limit for directors
There shall be no age limit for directors of the Company.

24. No directors’ shareholding requirement
A director shall not be required to hold any qualification shares in the Company.

DISQUALIFICATION AND REMOVAL OF DIRECTORS

25. Disqualification
Regulation 81 of Table A shall be amended by substituting for paragraphs (c) and (e) thereof the following provisions and by the addition of the following paragraph (f):
“(c) he becomes, in the opinion of all his co-directors, incapable by reason of mental disorder of discharging his duties as a director; or”
“(e) he is otherwise duly removed from office; or”
“(f) his resignation is requested by all his co-directors by notice delivered to the registered office of the Company or tendered at a meeting of the directors and, for this purpose, like notices each signed by a director shall be as effective as a single notice signed by all his co-directors.”

REMUNERATION OF DIRECTORS

26. Ordinary remuneration and extra remuneration
Regulation 82 of Table A shall be amended by the addition of the following:
“Such remuneration shall be divided between the directors in such proportion and manner as the directors may unanimously determine or in default of such determination equally, except that any director holding office for less than a year or other period for which remuneration is paid shall rank in such division in proportion to the fraction of such year or other period during which he has held office. Any director who, at the request of the directors, performs special services or goes or resides abroad for any purpose of the Company may receive such extra remuneration by way of salary, commission or participation in profits, or partly in one way and partly in another, as the directors may determine.”

PROCEEDINGS OF DIRECTORS

27. Notice to directors outside the United Kingdom
Regulation 88 of Table A shall be amended by substituting for the sentence:
“It shall not be necessary to give notice of a meeting to a director who is absent from the United Kingdom.”
the following sentence:
“Notice of every meeting of directors shall be given to each director or his alternate director, including directors and alternate directors who may for the time being be absent from the United Kingdom and have given the Company their address outside the United Kingdom”.
The final sentence of regulation 66 shall accordingly not apply to the Company.

28. Directors as corporations
Where a director is a corporation, a director, the secretary or other officer thereof shall be deemed to be a duly authorised representative of that corporation for the purposes of signing any written resolution of directors of the Company.

29. Resolution in writing
A resolution in writing such as is referred to in regulation 93 signed by any relevant director, alternate director or member of a Committee may be evidenced by letter, telex, cable, electronic mail, facsimile or otherwise as the directors may from time to time resolve.

30. Participation at meetings by telephone
Directors (or their alternates) or other persons participating in the manner described in this article shall be deemed to be present in person and to be holding a meeting.
Any director (including an alternate director) or other person may participate in a meeting of the directors or a Committee of which he is a member by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other. Resolutions and decisions of the kind normally made or taken at a physical meeting of the directors or a Committee in accordance with these Articles can accordingly be so made or taken in circumstances where none or only some of the directors or other persons are physically present with each other.

31. Directors’ interests
Subject to such disclosure as is required by section 317 of the Act a director shall be counted for the purposes of calculating whether there is a quorum and shall be entitled to vote at a meeting of directors or of a Committee on any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the Company.

THE SEAL

32. Sealing
If the Company has a seal it shall only be used with the authority of the directors or of a Committee. The directors may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by a director and by the secretary or second director. The obligation under regulation 6 of Table A relating to the sealing of share certificates shall apply only if the Company has a seal.
The directors or a Committee authorised to do so by the directors may by telephone or telex communication or by facsimile reproduction authorise the secretary or any director to use the seal and the transmission of such authority shall constitute a determination in such a case that the secretary or the designated director above may sign any instrument to which the seal is to be affixed pursuant to that authority, and regulation 101 of Table A shall be modified accordingly.

33. Execution of a document as a deed
Where the Statutes so permit, any instrument signed by one director and the secretary or by two directors and expressed to be executed by the Company shall have the same effect as if executed under the seal, provided that no instrument shall be so signed which makes it clear on its face that it is intended by the person or persons making it to have effect as a deed without the authority of the directors or of a committee authorised by the directors in that behalf.

34. Official seal
In accordance with section 39 of the Act the Company may have an official seal for use in any territory, district or place outside the United Kingdom.

NOTICES

35. Form of notice
Any notice required by these Articles to be given by the Company may be given by any written documentary form including by means of telex, cable, electronic mail or facsimile, and a notice communicated by such forms of immediate transmission shall be deemed to be given at the time it is transmitted to the person to whom it is addressed. Regulations 111 and 112 of Table A shall be amended accordingly.

INDEMNITY

36. Officers’ indemnity
Subject to the provisions of the Act, but without prejudice to any indemnity to which a director may otherwise be entitled, every director, secretary, auditor or other officer of the Company shall be entitled to be indemnified by the Company against all costs, charges, expenses, losses and liabilities sustained or incurred by him in the actual or purported execution of his duties or in the exercise or purported exercise of his powers or otherwise in connection with his office including, but without prejudice to the generality of the foregoing, any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or which are otherwise disposed of without any finding or admission of any material breach of duty on his part, or in connection with any application in which relief is granted to him by the Court from liability in respect of any act or omission done or alleged to be done by him as an officer or employee of the Company.

37. Directors’ power to purchase indemnity insurance
The directors shall have power to purchase and maintain for any director, secretary, auditor or other officer of the Company insurance against any such liability as is referred to in section 310(1) of the Act.